Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Leigh J. Abrams, President and CEO
Phone: (914) 428-9098 Fax: (914) 428-4581
E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS RECORD FIRST QUARTER SALES

White Plains, New York – April 28, 2005 – Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (“RV”) and manufactured housing (“MH”), today announced that net income for the first quarter ended March 31, 2005 was $5.8 million, or $0.55 per diluted share, compared to net income of $6.0 million, or $0.57 per diluted share in the first quarter of 2004. The Company’s first and fourth quarters are traditionally the weakest in terms of sales and profits due to the seasonality of the industries in which Drew operates.

Results for the current quarter include charges of $2.6 million relating to previously announced legal proceedings, which reduced net income by $.12 per diluted share. Drew said $2.1 million of the charge was recorded following a trial court denial of the Company’s motion to reduce punitive damages in a workplace accident award. The Company had recorded a charge of $1.9 million in the fourth quarter of 2004 related to this workplace accident. The 2004 first quarter included a pre-tax gain of $428,000 ($278,000 after tax, or $.03 per diluted share) from the sale of certain intellectual property rights.

Net sales for the current quarter reached $155 million, an increase of $47 million, or 43 percent, from $108 million of net sales reported in the first quarter of 2004. Drew reported that net sales in both its RV and MH products segments reached first quarter records. Net sales for the quarter included approximately $15 million of sales by Zieman Manufacturing, acquired by the Company in May 2004, as well as sales price increases of approximately $15 - $17 million compared to the first quarter last year. Sales increases due to organic growth were approximately $15 - $17 million, or 14 percent to 16 percent growth.

“We are extremely pleased that our 2005 first quarter operating profit margins improved from the fourth quarter of 2004, and that operating profit increased from the first quarter of 2004 in both the RV and MH segments, excluding the charges related to the legal proceedings,” said Leigh J. Abrams, Drew’s President and CEO. “Operating management did an outstanding job of managing their businesses through a period of extraordinary increases in our key raw materials.”

Throughout 2004, the Company experienced unprecedented increases in the cost of certain of its raw materials, particularly steel. Based on current steel prices, Drew has now passed on to customers substantially all of its raw material cost increases, although largely without any mark-up.

“Management has been very proactive in developing new products for RVs. Within the last year, we have developed slide-out mechanisms and leveling devices for motorhomes, as well as axles, bath products, steps, and thermoformed exterior components. Some of these new products are just now being introduced in the marketplace,” said Abrams. “These new product introductions open up markets for Drew in excess of $250 million annually, and we have already obtained annualized sales of these products of about $20 million. As with any new products, we are likely to incur start-up costs over the next few quarters, but these new products should help us increase long-term profitability.”

In 2004, capital expenditures exceeded $27 million, and the Company expects capital expenditures to be $12 - $15 million in 2005. Further, in the first quarter of 2005, expenditures for quality control and research and development increased by more than $800,000 over the same period in 2004.

“In order to provide the best products to our customers at reasonable prices, we have continued to use our strong cash flow to build factories and invest in the latest equipment, technologies, quality control, and research and development,” said Abrams.

Recreational Vehicle Products Segment

Drew supplies windows, doors, chassis, slide-out mechanisms and power units, and electric stabilizer jacks, primarily for travel trailers and fifth-wheel RVs. Drew’s RV segment also manufactures and markets specialty trailers for equipment hauling, boats, personal watercraft and snowmobiles, which were added to the Company’s product lines as a result of the acquisition of Zieman.

Zieman previously sold these specialty trailers only on the West Coast, however, the Company recently opened a facility in Indiana to manufacture these products for sale in other regions of the country, representing another new market in addition to those discussed earlier in this release. During the first quarter of 2005, the Company incurred start-up losses of approximately $400,000 at this new facility.

Operating margins of the RV products segment were 8.4 percent in the 2005 quarter (excluding $500,000 of charges related to legal proceedings, less the related reduction in incentive compensation), compared to the 10.7 percent achieved in the first quarter last year. The operating margin declined partially because raw material cost increases were passed on to customers largely without margins, offset by improved efficiencies due to the spreading of fixed costs over increased sales volume.

“The Recreational Vehicle Industry Association is projecting that industry-wide shipments of RVs in 2005 will approximate 2004 shipment levels,” said Abrams. “However, we believe that favorable demographics should foster industry growth during the next decade. Additionally, the new products we are introducing should allow us to exceed industry growth.”

Manufactured Housing Products Segment

Drew supplies vinyl and aluminum windows and screens, chassis, chassis parts, and bath and shower units to the MH industry, as well as chassis and windows for modular homes and offices. The number of new homes produced by the MH industry has increased in recent months, following an almost six-year slump that saw industry production decline by 65 percent, according to the Manufactured Housing Institute.

“Lower repossessions, reduced dealer inventories and improved financing practices may be starting to have an impact on industry-wide production levels. While it is too early to determine if this is the beginning of a sustained trend, we are forecasting modest growth by the MH industry in 2005,” said Abrams.

While Drew’s MH products segment has been hampered by the prolonged slump in the industry, it has remained profitable. The operating profit margin of this segment increased to 11.4 percent in the first quarter of 2005 (excluding $2.1 million of charges related to legal proceedings, less the related reduction in incentive compensation), compared to 10.4 percent in the first quarter last year. The increase in margins resulted partly from improved production efficiencies due to spreading fixed costs over higher sales volumes.

“Based on our current content per home produced by the MH industry, we anticipate that our MH sales will increase more than $14 million annually for every 10,000-home increase in industry production over 2004 levels,” said Abrams. “In many of our MH product lines, we have adequate capacity to substantially increase production without significantly adding to fixed costs, enabling this segment to benefit significantly if the MH industry continues to recover.”

In the first quarter of 2005, the Company received a scheduled $570,000 payment on a note received in the previously disclosed sale of certain intellectual property rights related to a new composite material. The note had been previously fully reserved, and the Company therefore recorded a gain on the $570,000 recovery in the first quarter. The balance of the note is now $3 million, which continues to be fully reserved.

In March 2005, the owner of the manufacturing process related to this intellectual property informed the Company that it may not be able to perfect the technology required for the Company to begin producing bath products using this new composite material. Therefore, the lease for the production equipment has not become effective. As a result, in the first quarter of 2005, the Company wrote-off related capitalized project costs which had a book value exceeding $500,000, largely offsetting the gain on the collection of the note.

Conference Call

Drew will provide an online, real-time webcast and rebroadcast of its first quarter earnings conference call tomorrow, Friday, April 29, 2005, at 11:00 a.m. Eastern time, on the Company’s website, www.drewindustries.com. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 32619281. A replay will also be available on Drew’s website.

About Drew

Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Drew’s products include vinyl and aluminum windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, bath and shower units, electric stabilizer jacks and trailers for equipment hauling, boats, personal watercrafts and snowmobiles, as well as chassis and windows for modular homes and offices. From 50 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues and income, wherever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management, at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, raw material costs (particularly steel, vinyl, aluminum, glass and ABS resin), availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, oil prices, the outcome of litigation and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

# # #

DREW INDUSTRIES INCORPORATED OPERATING RESULTS (Unaudited)

(In thousands, except per share amounts)	Quarter Ended March 31,		Last Twelve Months

	2005	2004

Net sales	$154,546	$108,023	$577,393
Cost of sales	121,528	83,144	452,875

Gross profit	33,018	24,879	124,518
Selling, general and administrative expenses	22,606	14,859	80,558
Other income	31	428	31

Operating profit	10,443	10,448	43,991
Interest expense, net	944	625	3,458

Income before income taxes	9,499	9,823	40,533
Provision for income taxes	3,683	3,831	15,601

Net income	$5,816	$5,992	$24,932

Net income per common share:
Net Income:
Basic	$.56	$.58	$2.42

Diluted	$.55	$.57	$2.35

Weighted average common shares outstanding:
Basic	10,363	10,245	10,311

Diluted	10,662	10,561	10,625

Depreciation and amortization	$2,574	$2,135	$9,739

Capital expenditures	$5,092	$3,102	$29,048

DREW INDUSTRIES INCORPORATED SEGMENT RESULTS (Unaudited)

	Quarter Ended March 31,

(In thousands)	2005		2004

Net sales
RV Segment	$105,258		$73,173
MH Segment	49,288		34,850

Total	$154,546		$108,023

Operating Profit
RV Segment	$8,394	[1]	$7,859
MH Segment	3,870	[2]	3,612

Total segments operating profit	12,264		11,471
Amortization of intangibles	(285)		(205)
Corporate and other	(1,567)		(1,246)
Other income	31		428

Operating profit	$10,443		$10,448

[1]	After a charge of $0.5 million related to legal proceedings, less the related reduction in incentive compensation.

[2]	After a charge of $2.1 million related to legal proceedings, less the related reduction in incentive compensation.

DREW INDUSTRIES INCORPORATED BALANCE SHEET INFORMATION (Unaudited)

	March 31,		December 31,

(In thousands, except ratios)	2005	2004	2004

Current assets
Cash and cash equivalents	$5,543	$402	$2,424
Accounts receivable, trade, less allowances	42,035	29,002	26,099
Inventories	74,352	54,900	72,332
Prepaid expenses and other current assets	9,996	6,086	10,552

Total current assets	131,926	90,390	111,407
Fixed assets, net	101,184	72,636	99,781
Goodwill	16,061	12,333	16,755
Other intangible assets	5,641	4,521	6,070
Other assets	6,366	2,695	4,040

Total assets	$261,178	$182,575	$238,053

Current liabilities
Notes payable, including current maturities of long-term indebtedness	$3,960	$9,878	$12,121
Accounts payable, accrued expenses and
other current liabilities	61,538	45,995	42,082

Total current liabilities	65,498	55,873	54,203
Long-term indebtedness	63,870	23,424	59,303
Other long-term obligations	2,317	2,640	2,503

Total liabilities	131,685	81,937	116,009
Total stockholders’ equity	129,493	100,638	122,044

Total liabilities and stockholders’ equity	$261,178	$182,575	$238,053

Current ratio	2.0	1.6	2.1
Total indebtedness to stockholders’ equity	0.5	0.3	0.6

DREW INDUSTRIES INCORPORATED CASH FLOWS (unaudited)

(In thousands)
	Quarter Ended March 31,

	2005	2004

Cash flows from operating activities:
Net income	$5,816	$5,992
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	2,574	2,135
Deferred taxes	(1,018)
Loss on disposal of fixed assets	73	105
Stock based compensation expense	324	270
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable, net	(15,936)	(14,158)
Inventories	(2,020)	(17,589)
Prepaid expenses and other assets	681	1,743
Accounts payable, accrued expenses and other liabilities	19,160	16,940

Net cash flows provided by (used for) operating activities	9,654	(4,562)
Cash flows from investing activities:
Capital expenditures	(5,092)	(3,102)
Adjustment to purchase price of previously acquired business	694
Proceeds from sales of fixed assets	584	16
Other investments	(36)

Net cash flows used for investing activities	(3,850)	(3,086)

Cash flows from financing activities:
Proceeds from line of credit and other borrowings	50,900	24,675
Repayments under line of credit and other borrowings	(54,494)	(26,129)
Exercise of stock options	1,138	723
Other	(229)

Net cash flows used for financing activities	(2,685)	(731)

Net increase (decrease) in cash	3,119	(8,379)
Cash and cash equivalents at beginning of year	2,424	8,781

Cash and cash equivalents at end of year	$5,543	$402

Supplemental disclosure of cash flows information:
Cash paid during the year for:
Interest on debt	$1,174	$971
Income taxes, net of refunds	$257	$25
Page 6 of 6